Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROUSE PROPERTIES, INC.

Rouse Properties, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST:  That the name of this corporation is Rouse Properties, Inc. (the “Corporation”).  The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on January 12, 2012.

SECOND:  That at a meeting of the Board of Directors of the Corporation (the “Board”), a resolution was duly adopted, pursuant to Section 222 of the DGCL, approving a proposed amendment (the “Amendment”) of the Certificate of Incorporation, declaring the Amendment to be advisable and submitting the Amendment to the stockholders of the Corporation for their approval at the next annual meeting of the stockholders of the Corporation.  The resolution adopted by the Board is as follows:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to a Certificate of Amendment in the form approved by an officer of the Corporation, as evidenced by his or her signature thereon, the definition of “Person” in Article XIII of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock corporation, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include an underwriter retained by the Corporation which participates in a public offering of the Capital Stock for a period of 90 days following the purchase by such underwriter of the Capital Stock, provided that the ownership of Capital Stock by such underwriter would not result in the Corporation failing to qualify as a REIT.

FURTHER RESOLVED, that the Board of Directors of the Corporation recommends to the stockholders that the amendment to the Certificate of

Incorporation, as reflected in the Certificate of Amendment, be approved by the stockholders of the Corporation; and

FURTHER RESOLVED, that in the event the stockholders approve the amendment to the Certificate of Incorporation, as reflected in the Certificate of Amendment, any officer or officers of the Corporation be and hereby are authorized and directed to execute, acknowledge and file the Certificate of Amendment with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

THIRD:  That thereafter, pursuant to resolution of the Board, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by the Certificate of Incorporation and by statute were voted in favor of the Amendment.

FOURTH:  That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate this 3rd day of May, 2013.

ROUSE PROPERTIES, INC.

By:	/s/ Susan Elman
Name: Susan Elman
Title: Executive Vice President and General Counsel